Exhibit 99.2

June 5, 2018

Board of Directors

Northwest Bancorporation, Inc.

421 West Riverside Avenue

Spokane, WA 99201

Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Northwest Bancorporation, Inc. (the “Company”) as an Appendix to the Proxy Statement/Prospectus relating to First Interstate BancSystem, Inc.’s proposed acquisition of the Company contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission by First Interstate BancSystem Inc., and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

D.A. Davidson & Co.

Costa Mesa, California

Investment Banking

611 Anton Boulevard ● Suite 600 ● Costa Mesa, CA 92626 ● (714) 327-8800 ● FAX (714) 327-8700

www.davidsoncompanies.com